6.2  Software/Hardware Agreement with Celpage

                                   Schedule 1

                           General Terms & Conditions

Software/Hardware Agreement between IVoice.com, Inc . (IVOICE.COM, INC.) with offices at 1230 Highway 34 Aberdeen, NJ 07747 and Panam Wireless, Inc. d/b/a CELPAGE CELPAGE, with offices located at

ROAD 20 MARTINEZ NADAL AVENUE GUAYNABO, PR 00966 (USA) dated February 9, 2000 ("Agreement")

is entered into by the parties as of the same date ('Effective Date').

The parties agree that the Agreement is as follows:

IVOICE.COM, INC. agrees to the following.

Provide software and hardware specified in pricing quote attached as Schedule 2.

2,    Provide maintenance for 1 year on software and hardware as specified in
      Schedule 3 Note: Maintenance period starts upon completion of installation of product

3.    Provide installation of software as specified in Schedule 2.

4. Provide training as specified in Schedule 2. 2. Training site to tie agreed upon,

5. Support and stand-by the clarifications given in e-mail dated Monday, Jaunary 24, 2000 7:26 PM and attached as Schedule 4

CELPAGE agrees to the following:

1. Agreement to Schedules 1, 2, & 3 is authorization of order along with PO #,

2. Provide reasonable access to IVOICE . COM, INC. personnel for purposes of installation.

3. Give "acceptance" to installed and tested work completed, 50% Contract, 25%

BALANCE payment upon acceptance.

4.    Agree that installation travel and expenses are separate and billed as

5.    Provide that order is accepted in whole as outlined in Schedule 2.

6. CELPAGE will provide and pay for an escrow agreement for the iVoice.com for tie source code.

      7. if the base system Is returned within 30 days, Celpage will be charged a 25% restocking fee.

IVOICE.COM, INC. INC.               Panam  Wireless, Inc. d/b/a
                                    CELPAGE

By      '/i- *   0
1


Name:_                              Name,         Jose Jaime Romero
Tile:                               Title.        VP & General Manager
Date:_           It                 Date          February 9. 2003

7

                     SECOND SYSTEM TO GROW TO 192 PORTS

      PENTIUM 11 SBC W/VIDEO

      PENTIUM III - 500 MHZ W/FAN*****

      256 MEG SDRAM M 168 PIN (ECC) PC- 100

      19" RACKMOUNT CHASSIS-20 SLOT

2                                                  19 SLOT PICMG BACKPLANE -- -

2                                       600 WATT HOT SWAP REDUNDANT P * 'SUPPLY

      ADAPTEC 131 ULTA2 SCSI PLAID CONTROLLER KIT

6                        36GB (36ZX) SCSI GMR 10,000 RPM DRIVES (FOR DATA ONLY)

4                                       SCSI REMOVABLE ULTRA HOT SWAP DRIVE SAY

2                                                 PANASONIC 1.44MB FLOPPY DRIVE

      MICROSOFT NT WORKSTATION 4.0 MEDIA & 1-U LICENSE

      TEMPERATURE ALARM

      TOSHIBA 40X CD-ROM DRIVE

      3COM JOOO MEG NETWORK CARD-MODEL #3C985B

      ASSEMBLY-RAID SYSTEM, WITH SOFTWARE

RACKMOUNTABLE PC                               $27,500.00

-- I - 24 PORT DIALOGIC VOICE PROCESSING BOARDS

MODEL NUMBER D240SCTI, MADE BY DIALOGIC (PCI BASED)

T1 PRICING                                     $7,000.00 PER 24 PORTS

SOFTWARE:

                               GROWTH TO 480 PORTS

1 -24 PORT INSIGHT IVR AND VOICEMAIL  APPLICATION DEVELOPMENT

TOTAL SOFTWARE TOOLS        $9,750.00 PER 24 PORTS

--24 PORT INS IGHT APPLICATION DEVELOPMENT AS PER ATTACHED SCRIPT

TOTAL DEVELOPMENT COSTS                        $9,875.00 PER 24 PORTS

TOTAL DATABASE DEVELOPMENT                     $4,500.00 PER 24 PORTS

--CUSTOMER TO PROVIDE THE DATABASE AND SAMPLE CUSTOMER RECORD FOR DEVELOPMENT

Ownership

All hardware facilitating the system developed by IVOICE.COM, INC. for Customer will become the property of Customer upon completion of payment of this development contract. The "object" code of the custom software developed for the operation of the system will become the property of Customer upon completion of this development contract.

                    Software/Hardware Maintenance Agreement Agreement

                                  -Sche-dule 3

Agreement between. IVOICE.COM, INC. INC. Corporation, with offices at 1230, Highway 34, Aberdeen. NJ. 07747 and Panam Wireless Inc. d/b/a CELAPGE with offices at ROAD 2 0 HART INE Z NADAL AVENUE GUAYNABO PR 00966 (USA) dated, February 9, 2000 ("Agreement") is entered into by the parties as of the same date I

"Effective Date").

The parties agree !,hat the Agreement I's as fol lows:

Whereas IVOICE.COM, INC. and Customer desire to enter an agreement to provide --or the maintenance of the Software and Hardware listed in Schedule A attached he., eto,

Now, therefore, IVOICE.COM, INC. and Customer agree that IVOICE.COM. INC. shall provide maintenance for the Software and Hardware listed in Schedule A in accordance with the terms and conditions herein and at the charges as herein determined. IVOICE.COM, , provide

IN

C. Shall exclusively

                               ide maintenance for such Software and Hardware,


All such maintenance shall be subject to all] the provisions of this Agreement, which both parties acknowledge that they have read,and to the terms and conditions of which they agree

Definitions

Confidential Information means any and all information disclosed by either party, without regard to form, which Is .dentified to be confidential or proprietary. Confidential Information includes but is not limited to the terms of this Agreement. and- to the extent such Information is not defined as a Trade Secret below, any other information marked or noticed as confidential by either party. Confidential Information shall not include any item which: (i) is published or public knowledge at the time of disclosure: (ii) becomes published or public

-----------------------------------------------

P AGE 0 5

pt, by breach of this Agreement, i) was e possession of either party at the time of disclosure as evidenced by written records of that party aid was as not acquired directly or indirectly from the other party; (iv) is received by either party hereto from a third party who is not under an obligation of confidence with respect to such information, or (v) is independently developed by the other party.

Documentation means the reference materials provided by IVOICE. COM, INC. INC. to Customer, which instruct Customer in the requirements, structure. operation. and maim ance of the Software and Hardware. Documentation is provided in a combination of printed and electronic formats and shall include flow charts. logic diagrams, input and output forms, manuals, specifications, instructions arid other materials related to the 'Software. and Hardware.

Effective Date means the date this Agreement Is, signed by both parties

Errors. Malfunctions and Defects means deviations between the Software and the Hardware and the Documentation furnished by IVOICE.COM, INC. INC. for such Software and Hardware.

Hardware means a) the physical units listed on Schedule A (b) the Documentation for the Hardware, -and (c) any enhancements, modifications, or revisions of the Hardware,

Maintenance Period means a period of twelve 1'1,2) consecutive months commencing on the INSTALLATION Date of this Agreement, or the anniversary thereof. Each subsequent Maintenance period will begin on the anniversary of the Effective Date of this Agreement.

Maintenance Services means the specific services which IVOICE.COM, INC. will provide to Customer as set forth in Section I of this Agreement, attached Schedule A entitled "Annual Maintenance Charges" and attached Schedule C entitled "Customer Support Services"

Software Updates means any updates, error corrections, modifications or enhancements for the Software listed it Schedule A when such Software Updates are developed or published by IVOICE.COM, INC and made generaIly available to other licensees of :be

Software Upgrade means the feature upgrades to the Software, which will be offered to Customer at IVOICE.COM, Inc.'s then current published rates.

So means (a) the object-code -version. of the software listed in attached Schedule A; (b) the periodic improvements of or additions to the functionality se, forth in the Documentation; (c) the Documentation:, and (d) any other enhancements, modifications, or revisions of the foregoing and all copies of the foregoing.

Software and Hardware Support Services means the procedure listed in Schedule C for receiving Software or Hardware assistance from IVOICE.COM, INC. INC.

Standard Support Service means the support services, which IVOICE.COM, INC. provides to warranty, monthly rental plan and standard maintenance plan subscribers as listed in Schedule C.

Trade Secret means information disclosed by either party. without regard to form, including, but not limited to, the Software, the Hardware, technical or nontechnical data, research data, a formula, a pattern, a compilation, a program. a device, a method, a technique, a drawing, a process, financial data, financial plans, product plans. or a list of actual or potential customers or suppliers which is not commonly known by or available to the public, and which information (i) derives economic value. actual or potential, from not being generally known to. and not being readily ascertainable by proper means by, other persons who can obtain --conornic value from it-, disclosure or use, and ii) is the subject of efforts that are reasonable under the circumstances to maintain its secrecy.

1. Maintenance Service

a) IVOICE.COM, INC. agrees to provide and Customer agrees to accept the Maintenance Services described in Section I of this Agreement and in attached Schedule C for the IVOICE.COM, INC, Software and Hardware I if) attached Schedule A.

b) IVOICE.COM, Inc.'s maintenance obligations under this Agreement Shall be limited to the then current Hardware and Software including the latest Software Update and/or Software Upgrade. IVOICE.COM, INC. shall have no obligations with respect to Software and Hardware which has been altered by any party other than IVOICE COM. INC, without the prior consent of IVOICE.COM, INC., or has been used otherwise than as provided in the governing Software License Agreement, or has not been used or stored in accordance with the instructions contained in the Documentation. IVOICE.COM, INC. shall have no obligation to repair or replace faulty magnetic tapes or discs on which the Software may be stored by the Customer.

c) I'VOICE.C01M, INC. shall have no obligations with respect to Hardware that has been used otherwise than as provided in the Hardware Documentation. or has not beer) stored it. accordance with the instructions contained in the Documentation.

d) Nothing in this Agreement shall impose an obligation on IVOICE.COM, INC. INC to modify the Software or to produce or release a new version of the Software.

2. Term

This Agreement and the Maintenance -Services provided hereunder shall commence on the Effective Date of this Agreement and shall continue until this Agreement is terminated in accordance with +the provisions set forth herein."

3. Charges

a) Invoices. The annual maintenance charges for ;Maintenance Services shall be billed initially at the annual rates set forth in Schedule A. commencing on the INSTALLATION Date of this Agreement. IVOICE.COM, INC- will invoice Customer for the annual maintenance charges prior to the commencement of the ensuing Maintenance Period in accordance with the terms set forth in Section 3.c).

b) Additional Charges IVOICE.COM, I.N~--'. shall bill Customer for any additional charges on a monthly basis, an.,--; payment will be due within thirty
(30) days of the date of invoice. If Customer disputes any invoice or portion thereof, Customer shall notify IVOICE.COM., INC. in writing as to the alleged error and IVOICE.COM, INC. shall thereupon review its records, and, if it does riot concur with the Customer, provide the Customer with IVOICE.COM, Inc.'s documentation to support the invoice whereupon Customer pay the invoice if it agrees that IVOICE.COM, Inc.'s documentation supports ht invoice

c) Change in Maintenance Charges. On or before sixty (60) days preceding the end of each Maintenance Period, IVOICE.COM, INC. shall notify Customer of its maintenance charges for the ensuing Maintenance Period. Unless Customer elects to terminate this Agreement as provided in Section 7 hereof, such charges shall become effective upon the anniversary of the Effective Date of this Agreement, which is the beginning of the next annual Maintenance Period.

4. Payment

a) When Payable. Maintenance charges in accordance with Section 3 above shall be payable in advance. All payments shall be due within 30 days of receipt of IVOICE.COM. Inc.'s invoice. All overdue invoices shall bear interest at the rate of 19.56 percent per annum (1.5 percent per month compunded monthly).

b)Taxes. In addition to the charges stated in Schedule A, Customer is responsible for the payment of all duties, and applicable sales, use, excise or simiilar taxes levied against the Maintenance Services or otherwise against transactions under this Agreement, exclusive of personal taxes based upon IVOICE.C0M, Inc.'s net income.

5. Warranty

CE                           INC. WARRANTS THAT IT WILL USE IT$ -: BEST -

a) IVOICE.COM, INC.                                                    -COM71.

EFFORTS TO MAINTAIN THE SOFTWARE AND HARDWARE LISTED IN SCHEDULE A IN A SATISFACTORY OPERATING CONDITION.

b) THE FOREGOING WARRANTIES ARE IN LIEU OF ALL

WARRANTIES, EXPRESS OR IMPLIED, INCLUDING THE IMPLIED WARRANTIES OF MERCHANTABILITY AND FITNESS.

6. Limitations on Liabilities

a) Under no circumstances shall IVOICE.COM, INC. have an, liability to Customer or any third party for am indirect, incidental special, consequential or exemplary damages or costs (including attorney's fees) or loss of goodwill resulting from, any claim (including any cause of action in contract. tort, negligence. strict liability or product liability) resulting from or in connection with. the use of or inability to use., or performance or nonperformance of, the Soft ware or Hardware,

      b) 'in no event shall IVOICE.COM, INC, be liable to Customer under this Agreement in an am ount that exceeds $ 100,000, regardless of the form of claim or action

IVOICE.COM, Inc.'s limitation of liability under Sections 6. a) and 6. b) shall not apply to direct damages due to the proven fault of IVOICE.COM INC. for claims of bodily in , Jury or tangible property damages to the extent caused by IVOICE.COM, INC. or for willful misconduct of IVOICE.COM, INC.,


7                1                      1 1

the provisions of this Section 6 shall survive termination of this Agreement.

7

Termination

a) In the event that either party falls to comply with any material term or Condition

                                                 30) days following receipt of

of this Agreement and the default has not been cured within thirty (30) written notice given by the other party specifying such default, the other pan) shall be entitled It, addition to any other rights it may have under this Agreement or otherwise under to terminate this Agreement by giving written notice to take effect immediate])-.

b) Either party may terminate this Agreement as to the other party by a notice in writing to such other party should an), of the following -vents occur:

1) Any party becomes insolvent,

-ny party makes

an asses


, A                                    nment for the benefit of craditbrs' or:

3) Any party admits in --viriting its inability to pay its debts as they mature-,

4) A trustee or receiver of an), party or of any substantial part of arn party's assets is appointed by any court and is not removed or discharged within sixty
(60) days,

5) A proceeding is instituted by or against such an) party under any provision of the Federal Bankruptcy Act which is acquiesced in or results in a final adjudication of bankruptcy: or

6) An), part,. ceases to carry on business. or is "woun up,"

c) This Agreement shall terminate automatically upon termination or expration of A licenses for the Software listed in attached Schedule A.

Assignment

Neither party shall have the right to assign this Agreement or the benefit thereof without the express written permission of the other, which Consent shall be unreasonably withheld or delayed. Notwithstanding the. foregoing, either party may assign its rights under this to any corporation controlled by or under common control with the assigning party. or in connection with the acquisition of. or- the sale of substantially all of. the assets of the business to which this Agreement pertain.;.

9. Force Majeure

Neither party shall be held responsible for delay or failure to perform its


 . if


obligations under this Agreement if such delay or failure is due to Circumstances beyond its,

                                                                     ssible of

reasonable control. Each Party agrees to notify the carrier as soon as reasonably so circumstances which cause failure or delay to perform an obligation hereunder

10. Waiver

The failure of either party to insist in one or more ;instances upon strict performance of the covenants of this Agreement, or to exercise any option herein contained, shall not be construed a waiver, or relinquishment for the future, and such covenant and/or option shag remain and continue in full force and effect. Any waiver shall be effective only if made in writing

11. Entire Agreement

This Agreement, including Schedule A and attachments. constitutes the entire agreement between the parties With respect to the subject matter of this Agreement and supersedes all previous negotiations, proposals, commitments, and understandings of any nature whatsoever. There are no representations or warranties with respect to the subject matter of this Agreement other than those expressed herein. 'No consent, modification or change of terms of this Agreement shall bind either part), unless in writing signed by both parties.

12, Severability

If one or more of the provisions in this Agreement shall, for an, reason, be declared by a court of competent jurisdiction to be unenforceable or invalid in any respect, such unenforceability or invalidity shall not affect any other provision of -.he Agreement which can be given effect without the unenforceable or invalid provision or provisions, and to such end the provisions of this Agreement are declared severable,

1.3, Notices

Notices required or authorized to be given hereunder shall be deemed sufficiently given if in -writing and sent by registered mail to the address of the party given on page I of this Agreement, unless otherwise specified in writing by either party. and if so mailed be deemed to have been received by the other party or, the fifth business day following the date of mailing (excluding periods during which strikes or other occurrences interfere with normal mail service.)

14. Headings

The section headings contained herein are for reference only and shall no-affect in and way the meaning and interpretation of the terms and conditions set forth herein.

15. Trade Secrets and Confidential Information

Each party acknowledges that certain information ill will acquire from the other party may constitute Trade Secrets and Confidential Information. Having acknowledged the foregoing, each party agrees (i) to exercise a reasonable degree of care and protection with respect to the other party's Trade Secrets and Confidential Information and (ii) not to, directly or indirectly, use, disclose, copy. transfer or allow access to any Trade Secrets and Confidential

-Ink- ~ab from the. other party; provided, however, each party may use 4a'- disc I a se Trade Secrets and Con idential Information to employees mid third parties performing services for such party related to this Agreement who have a need to know and who have agreed in writing to comply with the restrictions, set forth herein,

16, Governing Law

This Agreement shall be governed by and enforced in accordance with the laws of the Stale of New Jersey.

IVOICE.COM, INC                        Panam Wireless Inc.

By:

Name: Jose Jaime Romero

Title: VP & General Manager

Date:                                Date; February 9. 2000

Index of Schedules

Schedule A                           - Annual Maintenance Charges

Schedule 3                           - Holiday List

Schedule C                           - Customer Support Services

                                   SCHEDULE A

                           Annual Maintenance Charges

Annual Maintenance Total Annual

IVOICE.COM, INC. Software               Units         Charge/Unit

Maintenance

Application Generator                   10% of total Cost    10% of total Cost

Database                                101-0, of total cost
                                        of total cost

Note: new software comes with 90 day warranty

Annual Maintenance Total Annual

IVOICE.COM, INC. Hardware                      ~-r -it s           Charge/Unit

Maintenance

Dialogic Boards         3

       Note new hardware comes with one -Cdr warranty

WC Fits, -sear

TOTAL                                 0 1,/. o f total I e ver all i Cos.

      Note: Any additional software purchased will also have maintenance of 10 % of total over all cost

"All hardware is covered under the maintenance contract.

                               -SCHEDULEB

IVOICE.COM, INC. Holiday List

New Year's Day Good Friday Memorial Dev Independence Day Labor Day - Monday, Thanksgiving Christmas s Eve - Thursday (1/2 day), December 31

SCHEDULE C
lq~- IF F~ I -

Customer Support Services

                            Software Support Services

The following software support services are ava ]able to warranty and standard maintenance plan subscribers,

Help Desk               IVOICE.COM, INC. will provide telephone assistance to
                  answer


                  questions concerning installation or ope ration of the product from 9 , 00 a.m. to 5-00 p in.

                  Fastcm Standard Time, Nlonday through Friday. excludirig Public holidays. s.

Problem Reporting       iVOICE.COM, INC. will acknowledge identify, and resolve

                  or advise customers of proposed resolutions to reported failures of the product to perform as described in the corresponding user documentation.

                  Internal fault tracking arid escalation procedures will be employed to ensure that problems are resolved in a timely manner.

Enhancement Requesting       IVOICE.COM, INC. will accept requests for
enhancements to existing software products

                  and will consider these requests in the development of future releases of its products

Media Replacement During the 90 day limited warranty period, IVOICE.COM, INIC, will replace

                  free of charge, any IVOICE COM, INC. software product distribution medium ,

                  diskette tape, etc ) that becomes damaged and is returned to IVOICE.COM, INC. at the user s expense

                  After the 90-day limited warrant)IVOICE.COM, INC, Aiii replace any damaged

                  IVOICE.COM, INC. software product distribution medium (i.e. diskette, tape, etc.) that is returned to IVOICE.COM, INC. at the owner's expense. A nom inal fee will be charged to cover the cost if materials (1,.-. distribution medium) plus shipping and handling

Software Updates  IVOICE.COM, INC. will issue. free of charge, software updates as the% -are

                  released. Software feature upgrades will be made available at a Cos? to be determined at the time of release of the upgrade. Tariff table revisions will be issued once per quarter.

Documentation Updates IVOICE.COM, INC. will issue, free of charge, documentation updates as they are released

                            Hardware Support Services

The following hardware support services are available to warranty, monthly rental plain and standard maintenance plan subscribers.

Help Desk               IVOICE.COM, INC. will provide telephone assistance to
                        answer


                        questions concerning Installation or operation of the product from 9:00 am to 5:00 pm

                        Eastern Standard Time, Monday through Tracey, excluding public holidays

Problem Reporting            IVOICE.COM,  INC. will acknowledge, identify, and
resolve or advise customers of

                        proposed described custorners of proposed resolutions to reported failures of tie product to perform as described in the corresponding user documentation.

                        Internal fault tracking and escalation procedures will be employed to snsure 'hat problems and ae resolved in a timely manner. tre resolved in a !imel~ manner,

Enhancement Requesting       IVOICE.COM,, INC. will accept requests for
enhancement to existing harware products and will

                        consider these requests in the development of future releases of its products.

                        Hardware/Repair Hardware is warranted for one (1) year from the date of shipment from IVOICE.COM, INC.

IVOICE.COM, INC. will repare any IVOICE.COM unit that fails to perform as decribed in the corresponding user documentation during the warranty or maintenance period. See the Hardware Fault Reporting and Return procedures outlined in Schedule C..

                        Repair and maintenance of other hardware including computerhardware and peripherals will be subject to the customer specific terms outlined in the Attachment A of the Maintenance Agreement.

 Firmware Updates            IVOICE.COM, INC. will make available, at a nominal
charge, firmware updates for

IVOICE.COM, INC. manufactures hardware as they are released.

Documentation Updates IVOICE.COM, INC. will issue, free of charge, documentation updates as they are released.

                           Product Support Procedures

If you require product assistance, please ensure that you follow the steps listed below so that we can providc you with tirrely and efficient service.

I. Locate your IVOICE.COM, INC. account number

2. Depending on whether you require assistance on IVOICE.COM, INC. hardware software and/or documentation.

assemble the following information:

Software

        Product name

        Product version number (e.g Vx.x)

System Hardware

* Host computer configuration (i.e manufacturer model total memory disk,

* Peripheral equipment (Terminals, Printers, Network Interface Cards)

* System operating system and version

IVOICE.COM, INC. Hardware Product name Ptoduct model Serial number PBX cable type (e.g. cable "A") PBX configuration (i.e. manufacturer, model, hardware version, software version. etc.)

Documentation

o Product name

o Document version number (e.g, Vx.x Issue x)

o Section and page numberless)

If you are reporting a problem, please provide a detailed description of it including the process (eg. key, trokes) used to create -or reproduce it. Note or print out any on-screen messages you may rec-!ive when the problem occurs. Also, if ,, is necessary, to diagnose a problem, you may . be asked for the telephone number and password to your host computer and/or data acquisition device.

3. if you will be contacting IVOICE.COM, INC. by phone, have your User Manual
(s) oil hand

4. Contact IVOICE.COM, Inc.'s Customer Support Department:

From 9:00 am to 5-00 p.m. Eastern Standard Time, Monday through Friday, excluding public holidays Phone:

               732-441-7700

               Fax : 732-44, -9895

               Email;-: inforrnatoo~jivoict.ca

 .Mail:                                    1230 Highway -34. Aberdeen, NJ 07747

Upon receiving a Product Support Request (PSR). IVOICE.COM, INC. will pro vide the request or acknowledgment of its receipt by way of a PSR Reference Number (PSR Ref. #).

6. Prior to processing a PSR. IVOICE.COM, INC. will perform a support status check. If you are NOT covered under warranty or maintenance plan or on a monthly rental plan, you will be required to provide IVOICE.COM,

INC. with an open purchase order number


7. In processing a PSR, IVOICE.COM, INC. will classify each PSR and use its best efforts to respond to and resolve problems in accordance with the following:

Critical (or Emergency) - This type of problem renders the product unusable (eg. system down). IVOICE.COM, INC. will respond to critical priority PSR's within two working hours of receipt and thereafter will provide immediate and constant attention until the problem is resolved

High (or Maior Service: Affecting) -This type of problem represents a rnajcr hindrance to the basic operation of the product. IVOICE.COM, INC, will respond to high priority PSR's within four (4) working hours of receipt and will provide constant attention until the problem is resolved.

Medium (or Minor Service Affecting) - This type of problem represents a nuisance but does not sign ificantly affect the basic operation of the product. IVOICE.COM, INC. will respond to medium priority PSR's s within two (2) working days of receipt and will provide corrective action at its discretion. Usually this means providing a correction in the next scheduled release of the product.

Low (or Non Service Affecting) - This type of problem is largely cosmetic in nature and has no real impact on the operation of the product. IVOICE.COM, INC. will respond to low priority PSR's within five (5) working days of receipt and will provide corrective action at its discretion. Usually, this means providing a correction in a subsequent release of the product.

< NOTE >Response times may vary for users requesting "Per Occasion" support as
PSRF processing priority will be given to

warranty, amintenance and rental plan users.

8. As a further measure to ensuire a timely resolution, IVOICE.COM, INC. will follow these escalation guidelines

Critical - If after acknowledging a problem, the first level Customer Support Representative is unable to resolve the PSR within 2 working hours, it is escalated to a second level Customer Support Representative. If the problem persists after an additional 2 working hours, it is escalated to the appropriate product development team. If the problem persists after an additional 4 working hours, it is escalated to the appropriate produce development manager.

High - If after acknowledging a problem, the first level Custorner Support Representative is unable to resolve the PSR within 4 working hours. it is escalated to a second level Custorner Support Representative. If the problem persists after an additional working dat, it is escalated to the appropriate product development team. If the problem persistsa after additional working day, it is escalated to the appropriate product development manager.

Hardware Fault Reporting and Return Procedures

If suspect a fault with an IVOICE.COM, INC. hardware product., please follow these steps;

1. Refer to die trouble shooting section of the appropriate User Manual and perform any recommended actions to resolve the problem

2. If the problem persists, contact IVOICE.COM, Inc.'s Customer Support Department by phone at; 732) 441-7700)

from 9:00 am to 5:00 pin Eastern Standard Time Monday through Friday (excluding public holidays). When calling, please have the following information available:

Your account number

Product name

Product model

Serial number

PBX cable type (e.g. cable "A")

PBX configuration (i.e. manufacturer model, hardware version software version, etc.%.

Host communications software and version used e.g. SEM for Solaris Vx.x)

Detailed description of the problem

You may also be requested to provide remote telecommunications access (ie. telephone number and password) to any faulty unit to permit fault verification and diagnosis,

3. Upon receipt of a hardware fault report. IVOICE COM, INC'. will perform a support status ;:heck. It the unit is

NOT covered under warranty or maintenance plan, you will be required to provide IVOICE.COM, INC. with an open purchase order number

4. If it is determined that the problem can be resolved through firmware replacement IVOICE.COM, INC will provide a replacement EPROM which you will be required to install in the faulty unit In accordance with the instructions contained in the installation guide supplied with tile EPROM.

Units covered under warranty or maintenance plan will receive the replacement PROM either free of charge or at a nominal fee.

5. If it has been determined that hardware repair or replacement is required, [VOICE COM, INC. will assign a

Return Authorization Number (R.A. 4) and fax you a Hardware Return Form Complete the Appropriate sections and sign the form to confirm that the information -is accurate, including the billing class warranty.

maintenance, or parts & labor).

IVOICE.COM, INC. cannot accept delivery of any product without a Return Authorization Number.

6. Prepare the unit for return to IVOICE.COM.. INC. by

Disabling AC power (i.e. AC switch in "OFF" position & power cord disconnected from wall outlet. or external power supply disconnected from wall outlet) Disabling DC power (i.e. "BAT" button flush with faceplate or external power supply disconnected from the unit)

IMPORTANT: F ailure to disable 0C power may result in permanent damage to battery.

Securely package the unit in its original container and be sure to include:

- Telephone cord

- PBX cable

- AC power cord or external power supply

8. Attach the completed Hardware Return Form to the shipping documents (i.e. packing list) and keep a copy for your own records as it contains your Return Authorization Number (R.A. #) which you must quote when contacting IVOICE.COM, Inc.'s Customer Support Department regarding the status of a repair.

9. Return the unit to the appropriate office.

To:

IVOICE.COM, INC. Corporation.

1230 Highway 34.

Aberdeen, NJ 07747

Please note that you are responsible for the transportation costs of eturning the unit to IVOICE.COM, INC.,

including duties if any while IVOICE.COM, INC. is responsible for tile transportation costs of return [Ill., t - le unit to you.

10. IVOICE.COM, INC. will use its best efforts to return repaired or replacement units within 23 days from tile date of receipt be, IVOICE.COM, INC.

                                   Schedule 4

From

Sent: Monday January 24, 2000 7 26 PM

To: ia~alaZ.Celpaile com

Subject:

iVQiV4.CCM retil) IS


I - We have not receive your response for the specifications 'or this proposal. When can we received the your response?

A In the contract, it state's "As per proposal sent by

in! e system proposed has 500MHz Pentium III and 256 MB RAM. Is it possible to get a faster processor and max out the memory?

A. We .;an provide a faster processor and more memory, but what we quoted is fine for -he application.

>What is the effect of more memory on ;he operation of the system?

A. The memory being supplied is fine based an our experience.

>3. There is no mention of the capacity of the two IBM hard drives- We know about the ultimate size of the system but for the trail system?

A. The drive sizes 9 to 10 Gb per drive.

>4. How does the system grow to 480 ports? Please give me a rough diagram of the network configuration up to its maximum capacity and all features possible.

,A. I will forward a diagram soon.

>5. Do you the capability or are planning to have voice mail to WAV. file capability to send the -riessages to email"

A. We will be releasing a Unified Messaging platform that connects the voice mail to e-mail, this an optional feature, which can be added to the system. this an optional feature, which can be added to the system

>6. What is the relationship of ports and traffic that can be handled?

A A T1, 24 ports handles 8- 10,000 calls

>7. We need a quote of all the spare parts and training at both their premises and at ours.

A. T1 card $7,000.00 per 24 ports PC full blown with raid is roughly $15,000,00

>8. Are the drawings and the documentation part of the deliverables with the system'?

A. Yes

>9. What you mean "IVOiCE.COM "shall exclusively provide maintenance for such Software and Hardware". If the system goes down, we cant wait 24 hours for them to deliver a replacement. If we can change some parts, we should be able to do it. should be able to do it.

A Celpage car, maintain the system oil their own.

Please call with any additional questions.


Sincerely.

Jerry